August 21, 2024

Kelly Steckelberg
Via E-mail

Re: Transition and Separation Agreement

Dear Kelly:

This letter sets forth the substance of the transition and separation agreement (the “Agreement”) that Zoom Video Communications, Inc. (the “Company”) is offering to you to aid in your employment transition.

1Separation. Your last day of work with the Company and your employment termination date will be the day after the Company announces earnings for the quarter ending October 31, 2024 or such later date as agreed to by you and the Company (the “Separation Date”), unless your employment terminates sooner pursuant to Section 3(c) below. If termination occurs earlier or later, the actual date of termination shall become the “Separation Date” for purposes of this Agreement. You understand and agree that, as of the Separation Date, you shall cease to be an employee of the Company, which shall include termination of your position as Chief Financial Officer (and any other officer titles or officer positions you may hold) of the Company (and any of its affiliates and subsidiaries).

2Final Pay. On or shortly after the Separation Date, the Company will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to this payment by law. If it is determined under law that a vacation accrual payment or other paid time off payment is due, the Company will pay you through the Separation Date.

3Transition Period.

aDuties. Between now and the Separation Date (the “Transition Period”), you will remain in your current role and will continue to perform your regular duties, transition these duties and responsibilities and perform other tasks as requested by the Company (collectively, the “Transition Duties”); provided, however, that the Company may appoint your successor during the Transition Period, in which case you will cease to be an executive officer and your title will become Senior Advisor. Beginning October 10, 2024 through the Separation Date (the “Part-Time Period”), you will not be expected to devote your full-time attention to the Company, and will be permitted to work part-time for other entities, provided that such work does not create a conflict of interest with the Company. You agree to perform your Transition Duties in good faith and to the best of your abilities. During the Transition Period, you must continue to comply with all of the Company’s policies and procedures and with all of your statutory and contractual obligations to the Company, including, without limitation, your obligations under your Employment, Confidential Information and Assignment of Creative Works

Agreement (a copy of which is attached hereto as Exhibit A), which you acknowledge and agree are contractual commitments that remain binding upon you, both during and after the Transition Period.

bCompensation/Benefits. During the Transition Period, including during the Part-Time Period, your base salary will remain at the same full-time rate as it was prior to the Transition Period, and you will continue to be eligible for the Company’s standard benefits, to the extent permitted by the terms and conditions applicable to such plans and programs. During the Transition Period, your Awards (as defined below) will continue to vest as described in Section 5 below. During the Transition Period you will not be eligible to earn or receive any bonus or other cash incentive compensation and as of the date of your execution of this Agreement, you will cease to be eligible for any severance benefits under the Company’s Severance and Change in Control Plan adopted by the Company’s Board of Directors (and the Participation Agreement between you and the Company in connection therewith) and any other agreement or arrangement.

cTermination. As part of this Agreement, the Company agrees that it will not terminate your employment other than for Cause (as defined herein) before the Company announces earnings for the quarter ending October 31, 2024; provided, however, that the Company may appoint your successor during the Transition Period, in which case your title will become Senior Advisor, but your compensation and benefits as described in Section 3(b) above, as well as your status as an employee, will remain unchanged. For purposes of this Agreement, “Cause” for termination will be any one or more of the following: (i) the indictment of or plea of guilty or no contest by you to any felony involving dishonesty; (ii) participation in any fraud or material act of dishonesty against the Company; (iii) material breach of your contractual duties to the Company (including any material violation of any provision or obligation under this Agreement or Exhibit A); or (iv) your willful misconduct or other willful violation of Company policy that causes or could reasonably cause material harm to the Company.

4Health Insurance; COBRA. Unless you follow the procedures set forth in this paragraph, your participation in the Company’s group health insurance plan will end on the last day of the month in which the Separation Date occurs (or such earlier date required pursuant to the terms and conditions of such group health insurance plans). To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you may be eligible to continue your group health insurance benefits at your own expense following the Separation Date or such earlier date when your participation ceases. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. If applicable, you will be provided with a separate notice describing your rights and obligations under COBRA and a form for electing COBRA coverage.

5Equity. You were granted certain options to purchase shares of Company common stock and restricted stock unit awards to be issued shares of Company common stock (as applicable, the “Awards”), pursuant to the Company’s Fourth Amended and Restated 2011 Global Share Plan and 2019 Equity Incentive Plan time (as applicable “Plan”), and option or award agreement grant documents thereunder (collectively, the “Equity Grant Documents”). The Awards that remain outstanding as of the date of this Agreement shall continue to be governed by the terms of the applicable grant notices, equity award agreements and the Plan and your continued employment during the Transition Period pursuant to this Agreement shall constitute “Continuous Service” and continued status as a “Service Provider”, as applicable, for purposes of such Awards continuing to vest and remaining outstanding pursuant to their terms. You acknowledge that (1) the final vesting date for your time-vesting restricted stock unit awards will be the regularly scheduled vest date on October 8, 2024, subject to your continued employment through such date, with all remaining unvested restricted stock units forfeited as of your Separation Date; and (2) your performance-vesting restricted stock unit awards are entirely unvested and will be forfeited as of your Separation Date.

6No Other Compensation or Benefits. You acknowledge and agree that, as of your execution of this Agreement, you are not entitled to any severance or other benefits in connection with your transition and employment separation from the Company, including without limitation under your offer letter of employment with the Company, the Company’s Severance and Change in Control Plan adopted by the Company’s Board of Directors (and the Participation Agreement between you and the Company in connection therewith), or any other agreement, plan, policy or otherwise. You further acknowledge that your eligibility for any potential severance benefits under any plan, policy or agreement is hereby extinguished, and except as expressly provided in this Agreement, you have not earned, will not earn as a result of this Agreement or by the Separation Date, and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity, equity acceleration or vesting), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested equity awards.

7Expense Reimbursements. You agree that, within thirty (30) calendar days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

8Return of Company Property. By the Separation Date, or earlier if requested by the Company, you agree to return to the Company all Company documents (and all copies thereof) and other Company property which you have in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date. If you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within five (5) calendar days after the Separation Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. You also agree that within five (5) calendar days after the Separation Date you will update any social media and networking profiles (such as LinkedIn and Facebook) to reflect that you are no longer employed or affiliated with the Company.

9Non-Solicitation. To the extent permitted by applicable law, you agree that for the one year period after the Separation Date, you will not, as an officer, director, employee, consultant, owner, partner or in any other capacity, either directly or through others, solicit, induce or encourage any person known to you to be an employee, consultant, or independent contractor of the Company to terminate his, her or its relationship with the Company.

10No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the section of this Agreement entitled “Protected Rights”) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

11Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.

12No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

13Release of Claims.
aGeneral Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement.

bScope of Release. This general release includes, but is not limited to: (i) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, securities of the Company, equity awards or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”), claims under the Texas Labor Code (including the Texas Payday law, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act, the California Labor Code (as amended), and the California Family Rights Act). You acknowledge that you have been advised, consistent with California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five (5) business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

cADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty-one (21) calendar days to consider this Agreement (although you may choose voluntarily to sign it sooner), and you agree that changes to this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21) calendar day period; (d) you have seven (7) calendar days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to the Company); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) calendar day after you sign this Agreement provided that you do not revoke it.

dExcluded Claims and Acknowledgement. Notwithstanding the foregoing, you are not releasing the Company hereby from any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance. Also, excluded from this Agreement are any claims that cannot be waived by law, to the extent such claims are not waivable as a matter of law with this release. You acknowledge and agree that the release of claims in this Agreement is not provided in exchange for a raise, bonus, or as a condition of continued employment, but rather in exchange for the materially modified terms and conditions of employment during the Transition Period and other consideration provided by the Company in this Agreement.

14Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

15Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to the maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement (i) prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (ii) waives any rights you may have under Section 7 of the National Labor Relations Act, if applicable (subject to the release of claims set forth herein).

16Representations. You hereby represent that you have been paid all compensation owed and for all hours worked through the date you sign this Agreement, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

17Miscellaneous. This Agreement, including its exhibit(s), constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Texas without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and may be delivered and executed via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.
[Signature page follows]

If this Agreement is acceptable to you, please sign below and return the original to me. You have twenty-one (21) calendar days to decide whether you would like to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within this timeframe.

We wish you the best in your future endeavors.

Sincerely,

Zoom Video Communications, Inc.

By: /s/ Aparna Bawa
Aparna Bawa
Chief Operating Officer

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Kelly Steckelberg
Kelly Steckelberg

August 21, 2024
Date

Exhibit A
Employment, Confidential Information and Assignment of Creative Works Agreement